Exhibit 10.27

CONFIDENTIAL COMMERCIAL AGREEMENT

CLINICAL TRIAL SERVICES MASTER AGREEMENT

THIS CLINICAL TRIAL SERVICES MASTER AGREEMENT (the “Agreement”) is entered into as of March 21,2003 (the “Effective Date”), by and between (i) JSW Research, whose offices are located at Rankengasse 28, Graz A-8020 Austria (together with its agents and/or affiliates, “JSW”), and (ii) Axonyx, whose offices are located at Bilderdijkstraat 9, 2311 XD Leiden, The Netherlands

WHEREAS, Axonyx is engaged in research, development and commercialization of human pharmaceutical products;

WHEREAS, JSW is a contract clinical research organization with experience and expertise in planning, overseeing, managing and monitoring human clinical trials as well as other related services;

WHEREAS, Axonyx desires to engage JSW to provide certain clinical trial management and other services, and JSW desires to provide such services to Axonyx, subject to the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. SERVICES TO BE RENDERED

Axonyx hereby engages JSW to provide, and JSW hereby agrees to provide, the clinical trial management and other services known as ‘Scope of Work’ and described in Appendix I, in accordance with the terms and conditions set forth in this Agreement for the clinical trial (the “Clinical Trial”) entitled ‘A Randomized, double-blind, placebo-controlled trial to evaluate the safety and efficacy of Phenserine-tartrate in patients with mild to moderate probably Alzheimer’s disease — Phenserine/APP and Aß’. In summary, the Clinical Trial is designed to enroll at least 75 patients in an effort to obtain 65 who are evaluable, i.e. have completed the Clinical Trial in its entirety.

2. CLINICAL TRIAL DEVELOPMENT ACTIVITIES

The parties shall follow the procedures and have responsibility for performing their respective obligations set forth below with respect to the Clinical Trial.

2.1 Protocol

The protocol associated with the clinical research activities for the product, Axonyx (the “Product”) involved in the Clinical Program is attached hereto in Appendix II. The Protocol describes the plans for conducting the Clinical Trial. The Clinical Trial will be conducted per the attached protocol document.

2.2 Regulatory Matters

Axonyx shall be the regulatory sponsor of the Clinical Trial under the U.S. Code of Federal Regulations and will hold any IND. Axonyx shall, in consultation with the FDA, determine whether the development of any Product will be made under an existing IND or a new IND. Axonyx shall prepare and file any new IND or IND amendment with the FDA. Axonyx shall prepare any subsequent amendments to the IND. Axonyx will be responsible for all written and oral contact with the FDA with respect to the IND and any other information required under FDA regulations, including without limitation 21 CFR § 312, including, but not limited to IND safety reports and annual reports required to be submitted by Axonyx to the FDA. JSW shall provide to Axonyx all information, and execute all documents, requested by Axonyx that are necessary for the transfer by Axonyx, the regulatory sponsor, to JSW of certain obligations, defined in Appendix 2, under FDA regulations, including without limitation 21 CFR § 312.52 “Transfer of Obligations to a Contract Research Organization.”

Notwithstanding anything contained in this Agreement to the contrary, JSW shall not initiate or participate in any communications with the FDA concerning the subject matter hereof unless required by law or requested to do so by Axonyx and then only after prior consultation with Axonyx.

2.3 Clinical Sites; Investigators

Prior to the commencement of the Clinical Trial, JSW shall provide to Axonyx for its review a list of proposed clinical sites and investigators to perform the Clinical Trial, selected by JSW based on the expertise of the investigators in the therapeutic area covered by the Clinical Trial and the ability of the clinical sites and investigators to recruit the required patient population for rapid enrollment in the Clinical Trial. JSW shall review FDA’s listings of debarred, disqualified and restricted investigators and clinical sites, and shall not propose any clinical sites or investigators appearing in such listings. At Axonyx’s request, JSW shall provide additional information and documentation on the clinical sites and investigators proposed by JSW, and Axonyx may identify additional clinical sites and investigators for inclusion in the Clinical Trial. JSW shall not propose any investigators or clinical sites that have been listed by FDA as debarred, disqualified, restricted, or required to make assurances concerning their use of investigational products. Axonyx may also make visits to any clinical site for purposes of independently evaluating the acceptability of such clinical site.

2.4 Clinical Trial Drug Supply and Shipment

JSW shall handle Clinical Trial Product distribution to the clinical sites. No Clinical Trial Product shall be shipped to any clinical site without appropriate IRB approval for study conduct and other documentation required under applicable regulatory requirements. JSW shall also assure the return of all unused supplies of the Product from each individual investigator whose participation in the investigation is discontinued or terminated, or assure compliance with an alternative disposition of unused supplies of the Product approved by Axonyx. JSW shall maintain adequate records showing the receipt, shipment, return or other disposition of the Product.

2.5 Clinical Safety Reports

Within twenty-four (24) hours of the notification of occurrence of a serious adverse experience, as defined under FDA regulations, including without limitation 21 CFR § 312.32 (“Serious Adverse Experience”), relating to the Clinical Trial, JSW shall inform Axonyx of such occurrence. At a minimum, serious adverse event reports shall include the patient’s initials/study identifier, the reporter’s name, and a description of the event. Axonyx shall prepare and provide to the FDA all written IND safety reports and telephone reports within the timeframes and containing the information required under FDA regulations, including without limitation 21 CFR § 312.32. For all adverse events relating to the Clinical Trial other than any Serious Adverse Experiences, JSW shall provide Axonyx in a timely manner all information relating to such adverse events. Axonyx shall prepare and submit to the FDA all annual reports containing the description of such adverse experiences as required under FDA regulations, including without limitation 21 CFR § 312.33. Axonyx will provide JSW with a copy of each such report submitted to the FDA. Axonyx may, at its option, communicate directly with any clinical site and investigator about any Serious Adverse Experience or other adverse event.

2.6 Changes or Modifications

(a) Axonyx will have the right to review or request changes to the following guidelines and plans that relate to the conduct of the Clinical Trial.

•                  Monitoring guidelines

•                  Quality assurance guidelines

•                  Data validation guidelines

•                  Statistical analysis plan

•                  Final study report format

If any alteration, modification, amendment to the Clinical Trial is required, the requesting party shall provide written notice to the other party in accordance with the following procedures: A change proposed by either party shall be initiated by a written notice (“Change Order”) to the other party. Each Change Order shall explain in reasonable detail the specific changes to the Clinical Trial, task, responsibility, duty, timeline, applicable budget, requested by the initiating party.

(b) Upon receiving a Change Order initiated by Axonyx, JSW shall furnish Axonyx with an estimate of the effect, if any, upon the applicable budget (whether an increase or decrease) within ten (10) days of JSW’s receipt of said Change Order, or other period of time as mutually agreed upon in writing by the parties. Upon Axonyx’s written approval of JSW’s estimate (such approval shall not be unreasonably withheld) and the parties’ execution of the Change Order, said Change Order will be effective and its terms shall be incorporated herein.

(c) Likewise, for example, if the Clinical Trial is delayed by more than thirty (30) days at the request of Axonyx or delayed due to material reasons beyond JSW’s control (a “Trial Delay”), additional (out of scope) charges may be incurred. JSW will immediately notify Axonyx of a Trial Delay and its proposed changes in budget due to increased personnel costs, additional time or material that may be required by JSW to deal with the change in the study timeline. JSW will use its best efforts to mitigate such costs. Upon Axonyx’s written approval and the parties’ execution of Health Decision’s Change Order, said Change Order will be effective and the terms of the Change Order shall be incorporated herein.

2.7 Records; Axonyx’s Right to Audit

(a) As part of its services hereunder, JSW shall maintain complete and accurate records, accounts, notes, reports and data pertaining to the Clinical Trial and JSW’s activities hereunder in accordance with Applicable Standards (as defined herein). Axonyx may at its option upon reasonable advance notice and during normal business hours audit all information, databases and records, accounts, notes, reports, and data pertaining to the Clinical Trial and JSW’s performance under this Agreement. During the term of this Agreement, JSW shall maintain all materials, information, databases and records, accounts, notes, reports, and data obtained or generated by JSW in the course of providing services under this Agreement, including all computerized records and files, in a non-public and secure area. Axonyx may at any time have access to any and all clinical data for the Clinical Trial and clinical sites.

(b) At Axonyx’s request, JSW shall cooperate with any regulatory authorities and allow them access to applicable records and data. JSW shall inform Axonyx of any request or effort by any regulatory authority to review records and data, or to contact, visit, or inspect JSW’s records and data, relating to the Clinical Trial or JSW’s performance of services under this Agreement, and shall notify Axonyx within two (2) business days if any regulatory authority issues or gives to JSW any notice of intent to inspect, notice of inspection, notice of inspectional observations, warning letter, or other written communication concerning the Clinical Trial.

2.8 Periodic Reports; Return of Materials

(a) JSW shall, within the first seven days of each month, provide to Axonyx a written report on the status of its activities under this Agreement and the Clinical Trial. JSW will use its best efforts to provide information in such reports of a nature and in a format as may be reasonably requested by Axonyx. In addition, JSW will use its best efforts to: (i) make a complete backup of such reports on a reasonably frequent basis, (ii) prevent unauthorized access to and use of such reports, and (iii) maintain the security and confidentiality of such reports.

(b) At the expiration or termination of this Agreement, all materials, information, databases and records, accounts, notes, reports and data obtained or generated by JSW in the course of providing services under this Agreement shall, at Axonyx’s option and at its direction and written request, be (i) delivered to Axonyx at its offices as Axonyx shall request or (ii) retained by JSW under a mutually agreeable arrangement and at a cost to be negotiated at that time. In no event will JSW dispose of materials, information, databases and records, accounts, notes, reports or data obtained or generated by JSW in the course of providing services under this Agreement without first giving Axonyx sixty (60) days prior written notice of its intent to do so and complying with any directions or written requests provided by Axonyx during such sixty (60) day period. For avoidance of doubt, the obligations of JSW under this Section 2.8 shall remain in effect notwithstanding any dispute between the parties.

3. COMPENSATION; PAYMENTS

3.1 Compensation

As payment to JSW for services provided by JSW under this Agreement, Axonyx shall compensate JSW in accordance with the budget (the “Direct Cost Budget”) consisting of the milestone payment schedule set forth in Appendix 3 attached hereto, as the same may be amended from time to time by mutual consent of the parties hereto. In the event that the Clinical Trial or part thereof is terminated before completion, Appendix 3 shall be amended as Axonyx reasonably directs to reflect the impact of such termination and JSW will be compensated for all work actually completed to date including all reasonable costs associated with termination of the trial. Additionally, JSW shall be reimbursed within fifteen (15) days of invoice of any and all uncancellable obligations with regard to third parties who are providing goods and/or services that appropriately and reasonably fall within the work outlined in this agreement. Any funds held by JSW that shall be shown by Axonyx to be unearned at the conclusion of the termination process shall be returned to Axonyx within forty-five (45) days of termination of this Agreement.

3.2 Pass Through Costs

JSW will pass through certain costs (“Pass Through Costs”) of the Clinical Trial to Axonyx. These Pass Through Costs include expenses incurred [details], and reasonable travel expenses incurred by JSW as required to monitor the progress and regulatory compliance of the Clinical Trial. Reimbursement by Axonyx for all other travel expenses is subject to Axonyx’s prior approval of such travel. Axonyx, as described in the Coverage Agreement attached as Appendix 4, bears sole responsibility for these expenses but JSW will, as Axonyx’s agent and with Axonyx’s written approval of each contract, enter into agreements with [subcontractors] and other entities that Axonyx identifies and to which JSW agrees (“Contractors”) and will pay expenses incurred by the Contractors from an account (“Pass Through Account”) that has been funded in advance by Axonyx and that is under the control of JSW. JSW will not enter into agreements with a Contractor until it has received both written authorization from Axonyx and funding from Axonyx for any up-front costs required by a Contractor. As Pass Through Costs are received or accrued by HDL, they will be reported and tracked for Axonyx and invoiced to be paid by Axonyx.

3.3 Payments; Taxes

All payments provided for under the terms of this Agreement shall be invoiced by email to Axonyx and payments will be transferred by wire to JSW’s account within fifteen (15) calendar days of the invoice. Payments not received within fifteen (15) days of invoice will be subject to an interest rate of 12% per annum. Payments not received within thirty (30)days following receipt by Axonyx of written notice given by JSW of non-payment will be regarded as a breach of contract on behalf of Axonyx and grounds for termination of this Agreement. Taxes (including any penalties thereon) imposed on any payment made to JSW pursuant to this Agreement shall be the sole responsibility of JSW.

3.4 Audit

During the term of this Agreement and for a period of one year thereafter, Axonyx shall have the right to engage a recognized accounting firm and any other consultants that Axonyx deems necessary or desirable to audit JSW’s records, agreements and other documents relating solely to Pass-Through Costs; provided, however, that Axonyx shall exercise such audit rights no more than once during any consecutive twelve (12) month period. Any such audit shall take place at a time and place agreed to by the parties no later than thirty (30) days following Axonyx’s notice of exercise of its audit rights hereunder. JSW shall cooperate fully in any audit conducted hereunder and shall provide reasonable access to relevant employees, agents, and other representatives of JSW and to HDL’ books, records, agreements, and other documents pertinent to Pass-Through Costs. Axonyx shall be responsible for its own expenses for these audits, including the costs of its accountants and consultants; provided, however, that in the event that audit results determine that the Pass Through Costs have been overstated, or payments have been made by Axonyx by more than ten (10%) percent for the period examined, JSW shall pay all reasonable costs and expenses incurred by Axonyx in the course of making such determination, including the fees and expenses of such accountants.

4. CONFIDENTIALITY AND PROPRIETARY RIGHTS

4.1 Confidentiality

JSW agrees to maintain as confidential any and all information relating to the Clinical Trial JSW has received or receives from Axonyx or obtains as a result of the performance by JSW of services under this Agreement, including any reports posted to the study website (“Confidential Information”), and further agrees to disclose the Confidential Information only to those persons under JSW’s direct control who have a need to know the Confidential Information for purposes of performing JSW’s obligations under this Agreement and who have agreed in advance in writing to comply with and be bound by the terms of this Article 4. At no time shall JSW use, or allow others to use, the Confidential Information for any purpose other than performance of JSW’s obligation under and in accordance with this Agreement or disclose the Confidential Information to any third party without the prior written consent of Axonyx and then only after the party to whom such disclosure will be made has agreed in writing to comply with and be bound by the terms of this Article 4. The foregoing confidentiality obligations shall not apply to Confidential Information to the extent JSW can establish by competent documentary proof that:

(a) such Confidential Information was already properly known to JSW at the time of disclosure to JSW, provided that JSW advises Axonyx promptly upon discovering that such Confidential Information was already known to JSW;

(b) such Confidential Information was generally available to the public or otherwise part of the public domain at the time of disclosure to JSW;

(c) such Confidential Information became generally available to the public or otherwise part of the public domain after its disclosure or development, as the case may be, and other than through an act or omission of JSW(or its employees, agents, advisors or other personnel under JSW’s control;

(d) such Confidential Information was properly disclosed to JSW, other than under an obligation of confidentiality, by a third party who had no obligation to Axonyx not to disclose such information to others; or

(e) JSW was required to disclose such information pursuant to applicable laws, rules, regulations, court or administrative proceedings or the like, provided that JSW notified Axonyx in writing at least ten (10) days in advance and provided Axonyx with the opportunity to seek an appropriate protective order prevent to such disclosure.

4.2 Publication

JSW shall not publish any articles or papers or make any presentations, nor assist any other person in publishing any articles or papers or making any presentations, relating or referring to the Clinical Trial, the services performed by JSW hereunder, Clinical Trial results, or data, information, materials obtained or generated in the performance of JSW’s obligations hereunder, in whole or in part, without the prior written consent of Axonyx in its sole discretion.

4.3 Proprietary Rights

(a) Neither anything contained in this Agreement nor the disclosure or provision to JSW of any Confidential Information or other information or items shall be deemed to transfer or grant to JSW, or any other person or entity any right, title, interest, or license in, to or under any patent or patent application of Axonyx or other intellectual property or other right of Axonyx or in or to any information, discoveries, knowledge, experience, processes, procedures, devices, compositions of matter, skills, know-how, samples, trade secrets, designs, formulae, specifications, methods, techniques, compilations, programs, devices, technical information, concepts, developments, inventions or improvements, whether patentable or not, or other technology, inventions or property of Axonyx.

(b) JSW agrees, and shall instruct all investigators and clinical sites to agree, that all information, discoveries, knowledge, experience, processes, procedures, devices, compositions of matter, skills, know-how, samples, trade secrets, designs, formulae, specifications, methods, techniques, compilations, programs, devices, technical information, concepts, developments, inventions or improvements, whether patentable or not (“Inventions”) (except for JSW-developed computer software programs, statistical methodologies, technical processes, methods, formulae or analyses, each as developed by JSW’ prior to the date of this Agreement (the “JSW Property”) and which shall remain the sole and separate property of JSW) arising from JSW’s performance of its obligations under this Agreement shall promptly be made known to Axonyx in writing and Axonyx shall have sole and exclusive rights to all such Inventions, which shall be the sole and exclusive property of Axonyx. JSW hereby agrees to assign, and hereby assigns to Axonyx, without additional compensation, its entire right, title and interest in and to all Inventions. To the extent, if any, that any Inventions are not assignable or that JSW retains any right, title or interest in and to any Invention, JSW (i) unconditionally and irrevocably waives the enforcement of such rights, and all claims and causes of action of any kind against Axonyx with respect to such rights; (ii) agrees, at Axonyx’s request and expense, to consent to undertake or join in any action to enforce such rights; and (iii) hereby grants to Axonyx a perpetual, irrevocable, fully paid-up, royalty-free, transferable, sub-licensable (through multiple levels of sublicenses), exclusive, worldwide right and license to use, reproduce, distribute, display and perform (whether publicly or otherwise), prepare derivative works of and otherwise modify, make, sell, offer to sell, import and otherwise use and exploit (and have others exercise such rights on behalf of Axonyx) all or any portion of such Invention, in any form or media (now known or later developed).

(c) Whenever requested to do so by Axonyx, JSW will execute any and all applications, assignments, or other instruments and give testimony, which Axonyx shall deem necessary to apply for and obtain Letters of Patent in the U.S. or other country; or to otherwise protect the interests of Axonyx therein. Axonyx shall compensate JSW, subcontractors and agents for the time devoted to said activities and reimburse JSW for reasonable expenses actually incurred. These obligations shall continue beyond the termination of this Agreement with respect to Inventions, and shall be binding upon assignees, administrators and other legal representatives of JSW.

4.4 Rights in Materials, Data and Reports

JSW hereby agrees to assign, and hereby assigns, and shall instruct all investigators and clinical sites to assign, to Axonyx all right, title and interest, including copyrights and other intellectual property rights, in and to all works of authorship, data, reports and other materials, including without limitation protocols, investigators’ brochures, case report forms and summary statistical reports, which shall be developed in performance of the Clinical Trial or by JSW in the course of performing its obligations under this Agreement. For avoidance of doubt, the obligations of JSW to assign and deliver to Axonyx the subject matter under this Section 4.4 shall remain in effect notwithstanding any dispute between the parties. Furthermore, for the avoidance of doubt, this clause shall not apply to any JSW Property or any direct developments of such JSW Property that may occur during the term of this Agreement.

4.5 Survival

The terms of this Article 4, and the parties’ obligations hereunder, shall survive termination or expiration of this Agreement for any reason whatsoever and the completion of all JSW’s performance of all of its obligations under this Agreement.

5. ADDITIONAL REPRESENTATIONS, WARRANTIES AND COVENANTS

JSW represents, warrants and covenants that:

5.1 Conduct of Activities

It will perform, and cause all investigators and clinical sites to perform, the services and obligations to be performed by JSW or an investigator or clinical site pursuant to this Agreement (including as set forth in Appendix 1) in a competent manner in conformance with the standard of care usually and reasonably expected in the performance of such activities, and in each case in conformance with procedures approved by Axonyx and to its reasonable satisfaction.

5.2 Compliance

It will perform, and cause all investigators and clinical sites to perform, the services and obligations to be performed by JSW or an investigator or clinical site pursuant to this Agreement in compliance with all applicable laws, published guidelines, rules and regulations, including but not limited to the ICH Consolidated Guidance for Good Clinical Practice (April 1996), the United States Food, Drug and Cosmetic Act and the

regulations promulgated by the FDA pertaining to clinical investigations and the use of investigational drugs in humans, all of such protocols, guidelines, standards, laws, rules and regulations to be hereinafter and collectively referred to as “Applicable Standards”, and with the standard of care customary in the industry. JSW will promptly notify Axonyx of any observed or suspected violations of such Applicable Standards by Investigators and Clinical Sites.

5.3 No Debarment

In accordance with the requirements of the U.S. Food, Drug, and Cosmetic Act, JSW certifies that it is not and will not be using the services of any person debarred under 21 U.S.C.§ 335a in any capacity in connection with the performance of the services provided under this Agreement. JSW also certifies that it is not and will not be using the services of any person or affiliate person/firm for whom convictions subject to debarment have occurred in the past five (5) years in any capacity in connection with the performance of the services. If at any time after execution of this Agreement, JSW becomes aware that it or any person employed by it or any affiliate person/firm has been or is in the process of being debarred or is convicted of an offense subjecting it or any person to debarment, JSW hereby agrees that it will so notify Axonyx at once. JSW shall regularly, but no less frequently than once per calendar quarter, review the names of (a) those persons whose services it uses, whether or not employed by JSW, and (b) the clinical sites and investigators retained for the Clinical Studies as identified on the Form FDA-1572, against the list of debarred individuals.

5.4 Inspections

If any governmental or regulatory authority conducts or gives notice to JSW or any investigator or clinical site of its intent with respect to any activities under this Agreement to conduct an inspection at facilities of JSW or any clinical site or take any other regulatory action, or if JSW or any investigator or clinical site becomes aware of any such governmental inspection or other regulatory activity at one of the clinical Sites being monitored by JSW, JSW shall promptly give Axonyx notice thereof, including all information pertaining to any such inspections or actions;

5.5 No Sanctions

Neither it nor any of its personnel have been subjected to any restrictions or sanctions related to allegations of research or professional misconduct.

6. INDEMNIFICATION; INSURANCE

6.1 Indemnification by JSW

JSW agrees to defend, indemnify, and hold harmless Axonyx and its respective affiliates, employees, officers, directors, and consultants against and from any losses, claims, liabilities, damages, proceedings, or investigations (including reasonable attorney fees and court costs) arising out of or in connection with JSW’s negligence, intentional misconduct, breach of any covenant or warranty, or the inaccuracy of any representation of JSW in this Agreement, or JSW’s failure to comply with the terms of the Clinical Trial (and related Protocol, as it may be amended from time and time and as currently in effect), Applicable Standards, written instructions by Axonyx, or the terms of this Agreement, in connection with JSW’s performance of its obligations under this Agreement, provided that such claim did not arise out of or in connection with Axonyx’s gross negligence, intentional misconduct and willful malfeasance.

6.2 Indemnification by Axonyx

Axonyx agrees to defend, indemnify, and hold harmless JSW and its respective affiliates, employees, officers, directors, and consultants (the “JSW Indemnitees”) against and from any losses, claims, liabilities, damages, proceedings, or investigations (including reasonable attorney fees and court costs) brought against JSW Indemnitees, or any one of them, by a third party arising out of or in connection with Health Decision’s performance under this Agreement, provided that:

(a) such claim did not arise out of or in connection with JSW’s negligence, intentional misconduct, breach of any covenant or warranty, or the inaccuracy of any representation, of JSW in this Agreement, or JSW’s failure to comply with the terms of any Clinical Trial, the Applicable Standards, any written instructions by Axonyx, or the terms of this Agreement;

(b) the JSW Indemnitees notify Axonyx within a reasonable period after receipt of such claim and cooperate with Axonyx in their defense; and

(c) Axonyx will have the right to select defense counsel and to direct the defense or settlement of any such claim or suit.

6.4 Limitation of Liability

Neither party shall be liable for any indirect, incidental, special or consequential damages, including loss of profits, revenue, goodwill, shareholder confidence and similar remote damages incurred by the other party, whether in an action in contract or tort, even if it has been advised of the possibility of such damages.

6.5 Insurance

JSW will during the term of this Agreement carry employers liability, public liability and office insurance policies conforming to usual standards operating in Europe and in such amounts and providing such coverage as is reasonable and customary for commercial entities providing services like those being rendered by JSW under this Agreement.

Axonyx will during the term of this Agreement carry clinical trials indemnity insurance conforming to international standards and valid in each country where Clinical Trial is conducted and in such amounts and providing the coverage as is reasonable and customary for commercial entities conducting research on pharmaceutical products. Axonyx will ensure that JSW is listed as a named insured.

Upon request, Axonyx will provide written evidence of such insurance to JSW and will provide JSW thirty (30) days prior written notice of any cancellation in any of the above coverage. For the avoidance of doubt, JSW will not instruct administration of a pharmaceutical product to patient or healthy volunteer recipients without a copy of the valid clinical trial indemnity insurance certificate being previously filed with JSW.

6.6. Survival

The terms of this Article 6, and the parties’ obligations hereunder, shall survive termination or expiration of this Agreement for any reason whatsoever and the completion of all JSW’s performance of all of its obligations under this Agreement.

7. TERM; TERMINATION; POSTPONEMENT

7.1 Term

This Agreement shall be effective beginning on the Effective Date and shall remain in full force and effect until the Scope of Work provided by JSW for the Clinical Trial is complete or until terminated in accordance with the terms of this Agreement. The anticipated schedule of this project is provided in Appendix 3.

7.2 Termination by JSW or Axonyx for Patient Safety

In the event JSW or Axonyx believes that patient safety considerations may indicate that the Clinical Trial or part thereof should cease, JSW or Axonyx shall promptly consult with the other regarding such belief and the reasons therefore, and JSW shall cooperate with Axonyx in making any changes necessary to address and cure such safety considerations. Axonyx shall terminate the Clinical Trial only if Axonyx determines that patient safety considerations require such termination. In the event that Axonyx determines not to so terminate the Clinical Trial or part thereof, subject to this Section 7.2, JSW shall have the right to terminate this Agreement effective immediately upon the giving of written notice of termination to Axonyx.

7.3 Termination

This Agreement may be terminated (i) immediately by Axonyx or JSW, as the case may be, upon the material breach of this Agreement by the other party and the failure of such other party to cure such breach within thirty (30) days of receipt of the non-breaching party’s written notice of such breach and (ii) by Axonyx or JSW without cause upon thirty (30) days prior written notice to the other of its intent to terminate.

7.4 Effect of Termination

Upon termination of this Agreement, JSW shall cooperate with Axonyx to provide for an orderly wind down of the services provided by JSW hereunder and, if Axonyx elects to continue the Clinical Trial or part thereof in the event of a termination of this Agreement, an orderly transfer of JSW’s responsibilities with respect to the Clinical Trial or part thereof to Axonyx or its designee, including without limitation JSW’s assignment at Axonyx’s request of one or more Clinical Trial Agreements to Axonyx. Termination of this Agreement shall not relieve Axonyx from any accrued but unpaid obligations for services actually performed by JSW prior to such termination and for any reasonable wind down expenses or for reasonable expenses properly incurred by JSW under this Agreement prior to the date of notice of termination (including any expenses so incurred but payable after the effective date of termination) which would otherwise have been payable by Axonyx under the terms of this Agreement, unless Axonyx objects to any such amount, in which case the parties shall use best efforts to resolve expeditiously any disagreement. JSW shall use its best efforts to minimize the amount of obligations which could be payable by Axonyx following termination.

7.5 Postponement of Clinical Trial

Axonyx may, in its sole discretion, suspend or delay the Clinical Trial or any part thereof. In the event of suspension or delay of the Clinical Trial or any part thereof, Axonyx may, by giving written notice to JSW, suspend or delay JSW’s performance of services under this Agreement with respect to the Clinical Trial or any part thereof. In the event of suspension or delay of the Clinical Trial or any part thereof under this Section 7.5, Axonyx shall remain obligated to pay to JSW in accordance with Appendix 3 all accrued but unpaid amounts for services satisfactorily rendered by JSW through the date of such suspension or delay and caused by any suspension or delay. Upon receipt of written notice of suspension or delay of the Clinical Trial or any part thereof under this Agreement, JSW shall use its best efforts to immediately suspend its and each affected clinical site’s performance of services, shall make no further expenditures nor incur further expenses, (and shall attempt to mitigate any expenses or costs already incurred in connection with the suspension or delay of services), except those directly caused by the suspension or delay, under this Agreement with respect to the Clinical Trial until such time as Axonyx notifies JSW of the resumption of the Clinical Trial or any part thereof. In the event of resumption of the Clinical Trial or any part thereof, Axonyx shall notify JSW in writing, at which time JSW will resume, and instruct each clinical site to resume, their respective activities with respect to the Clinical Trial in accordance with the terms of this Agreement. If the period of the suspension or delay is more than 30 days, JSW will have the right to renegotiate the financial terms of the project to the extent that it anticipates additional costs will be incurred relating directly to the reinstatement of the Clinical Trial.

8. ARBITRATION

If a dispute arises between the parties in connection with this Agreement, or a disagreement arises regarding the interpretation of any provision hereof (a “Dispute”), the parties shall use the following procedure in good faith prior to either party pursuing other available judicial or non-judicial remedies:

(a) A party raising a Dispute shall provide written notice of such Dispute to the other party identifying such Dispute in reasonable detail and proposing a reasonable solution to such Dispute. A meeting shall be held between the parties within ten (10) days after a party receives such written notice of a Dispute. The meeting shall be attended by a representative of each party having decision-making authority regarding the Dispute, to attempt in good faith to negotiate a reasonable resolution of the Dispute;

(b) If within thirty (30) days after receipt of notification of the Dispute by either party, the parties have not succeeded in negotiating a resolution to the Dispute, the Dispute shall be determined and settled exclusively by a panel of three (3) neutral arbitrators (“the Arbitration Panel”) selected in accordance with this Section 8 and the rules of the Arbitration Act 1996. Each party shall select one (1) neutral arbitrator (a “Party Appointed Arbitrator”) and the Party Appointed Arbitrators shall select the third neutral arbitrator (together an “Arbitration Panel”) in accordance with such Rules as may apply to such arbitration. A majority of the Arbitration Panel is required for all Arbitration Panel decisions or recommendations. The place of arbitration shall be a mutually agreed venue within the Europe. The Arbitration Panel shall recommend a resolution of the Dispute in writing to each party. The recommendation provided by the Arbitration Panel shall be final and binding and judgment may be entered on the Arbitration Panel’s award in any court having jurisdiction of the Dispute. In the event of arbitration, the costs related to such proceedings, including legal and travel costs will be included in the award to the prevailing party. The Arbitration Panel may only award actual damages, and shall not have the right to award any other damages, including, without limitation, punitive, incidental or consequential damages. Notwithstanding the foregoing, nothing in this Section shall preclude either party from seeking interim or provisional relief, in the form of a temporary restraining order, preliminary injunction, or other interim equitable relief concerning a dispute, either prior to or during the Dispute resolution process, if necessary to protect the interests of such party.

9. MISCELLANEOUS

9.1 Independent Contractors

For purposes of this Agreement, except as expressly provided in Section3.2, the parties agree that they are and will be acting solely as independent contractors and nothing contained in this Agreement is intended or shall be construed to place them in the relationship of partners, principal and agent, employer/employee or joint ventures, nor to give either party the authority to legally bind the other party, and neither party shall hold itself out as having such authority.

9.2 Amendments

This Agreement may not be amended or modified in any manner except by an instrument in writing signed by both of the parties hereto.

9.3 Entire Agreement

This Agreement (including the Appendices hereto) constitutes the entire agreement of the parties with respect to the subject matter hereof, and it supercedes all prior oral and written agreements, commitments or understandings with respect to the matters provided for herein, including without limitation any memorandum of understanding, letter of intent or letter of agreement. In the event of any conflict between the terms of this Agreement and any Appendix hereto, the terms of this Agreement shall govern.

9.4 Governing Law

This Agreement and the performance hereof shall be governed, interpreted, construed and regulated by the laws of The Netherlands.

9.5 Notices

All notices, demands, requests, or other communications that may be or are required to be given, served, or sent by any party to any other party pursuant to this Agreement shall be in writing and shall be mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by hand delivery (including delivery by courier) or by facsimile transmission, addressed as follows:

If to Axonyx:	If to JSW:

Bilderdijkstraat 9	JSW Research
2311 XD Leiden	Rankengasse 28
Netherlands	Graz A-8020
Telephone: +31 (0)71 589 3463	Austria
Facsimile: +31 (0)71 589 3161	Telephone: +43 (0) 316 76511411
Attn: G. B. Bruinsma MD	Facsimile: +43 (0) 316 7675 1144
With a copy to: M S Hausman MD	Attn: Dr. Manfred Windisch
With a copy to: Dr Robert Wronski

Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request, or communication which shall be mailed, delivered or transmitted in the manner described above shall be deemed sufficiently given, served, sent and received for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, the affidavit of messenger or (with respect to a facsimile transmission) the electronic receipt being deemed conclusive (but not exclusive) evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation. In the case of notices sent by facsimile transmission, which notice shall be deemed duly given if made pursuant to the provisions of this Section 8.7 above, the notifying party shall also send a confirmation copy of any such notice to the other party by first class-mail.

9.6 Severability

In the event that any term of this Agreement is held to be invalid, illegal, or unenforceable, such invalidity, illegality, or unenforceability shall not affect any other portion of this Agreement, and there shall be deemed substituted therefore such term as will most fully realize the intent of the parties as expressed in this Agreement to the fullest extent permitted by applicable law, the parties hereby declaring their intent that this Agreement be construed in such fashion as to maintain its existence, validity, and enforceability to the greatest extent possible.

9.7 Survival

Neither expiration nor termination of this Agreement shall terminate those obligations and rights of the parties pursuant to this Agreement which by their terms are intended to survive and such provisions shall survive the expiration or termination of this Agreement. Without limiting the generality of the foregoing, the following provisions of this Agreement shall survive any expiration or termination hereof: Articles 4, 6, 7, 8 and 9 and all definitional provisions of this Agreement corresponding to the foregoing.

9.8 Waiver

Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure of any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. No waiver by the a party hereto of, or consent by a party hereto to, a variation from any provision of this Agreement shall be effective unless made in a written instrument duly executed on behalf of such party.

9.9 Assignment

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns. Neither party may transfer or assign this Agreement or its obligations thereunder to a third party other than an affiliate or subsidiary or such party without the other party’s prior written consent. Notwithstanding the foregoing, Axonyx will transfer or assign its rights and obligations under this Agreement, without consent, to a successor to all or substantially all of its business or assets relating to this Agreement whether by sale, merger, operation of law or otherwise. Any assignment not in conformance with this Section 9.9 shall be null, void and of no legal effect.

9.10 Additional Actions and Documents

Each of the parties hereto hereby agree to take or cause to be taken such further actions, to execute, deliver and file or cause to be executed, delivered and filed such further documents and instruments, and to obtain such consents, as may be necessary or as may be reasonably requested in order to fully effectuate the purposes, terms and conditions of this Agreement.

9.11 Publicity

Neither party shall use the name of the other party, its affiliates or subsidiaries, or any of their products, promotions, public statements or public disclosures, with the exception of legally required reporting requirements, without the prior express written consent of an authorized representative of the other party.

9.12 Counterparts

To facilitate execution, this Agreement may be executed in as many counterparts as may be required. It shall not be necessary that the signature of or on behalf of each party appears on each counterpart, but it shall be sufficient that the signature of or on behalf of each party appears on one or more of the counterparts. All counterparts shall collectively constitute a single agreement. It shall not be necessary in any proof of this Agreement to produce or account for more than a number of counterparts containing the respective signatures of or on behalf of all of the parties.

9.13 Headings

The headings of this Agreement are for ease of reference only and shall not limit or otherwise affect the meaning of the terms and conditions of this Agreement.

9.14 It is understood that all materials and information provided hereunder are experimental in nature. Axonyx makes no warranties, express or implied, including without limitation any of the implied warranties of merchantability, fitness for a particular purpose and non-infringement regarding any materials and/or any information provided hereunder. Additionally, Axonyx makes no representations of any kind, express or implied, regarding the safety or efficacy with respect to such materials and/or information.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, or have caused this Agreement to be duly executed on their behalf, as of the Effective Date.

AXONYX, INC

/s/ Gosse B. Bruinsma, M.D.
By: Gosse B Bruinsma MD

Title: Chief Operating Officer

Date: March 21

JSW Research

/s/ Manfred Windisch, Ph.D.
By: Manfred Windisch, Ph.D.

Title: CEO and President

Date: March 21, 2003